Exhibit 99.1

BioRestorative Announces Pricing of $5.0 Million Public Offering

MELVILLE, N.Y., Feb. 11, 2026 (GLOBE NEWSWIRE) -- BioRestorative Therapies, Inc. (“BioRestorative”, “BRTX” or the “Company”) (NASDAQ:BRTX), a late stage clinical regenerative medicine innovator focused on stem cell-based therapies and products, today announced the pricing of a public offering of 14,285,715 shares of common stock (or pre-funded warrants in lieu thereof) and warrants to purchase up to 14,285,715 shares of common stock, at a combined public offering price of $0.35 per share (or pre-funded warrant in lieu thereof) and accompanying warrants. The warrants will have an exercise price of $0.35 per share and will be exercisable immediately upon issuance and will expire five years from the date of issuance. The closing of the offering is expected to occur on or about February 13, 2026, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw LLC is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $5.0 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for its clinical trials with respect to BRTX-100, pre-clinical research and development with respect to its ThermoStem Program, the development of its commercial biocosmeceuticals platform and for general corporate purposes and working capital.

A registration statement on Form S-1, as amended (File No. 333-293322), relating to the offering was declared effective by the Securities and Exchange Commission (the “SEC”) on February 11, 2026. The offering is being made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained, when available, by contacting Rodman & Renshaw LLC at 600 Lexington Ave, Floor 32, New York, NY 10022, by phone at (212) 540-4414 or e-mail at info@rodm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About BioRestorative Therapies, Inc.

BioRestorative (www.biorestorative.com) develops therapeutic products using cell and tissue protocols, primarily involving adult stem cells. As described below, our two core clinical development programs relate to the treatment of disc/spine disease and metabolic disorders, and we also operate a commercial BioCosmeceutical platform:

● Disc/Spine Program (brtxDISC™): Our lead cell therapy candidate, BRTX-100, is a product formulated from autologous (or a person’s own) cultured mesenchymal stem cells collected from the patient’s bone marrow. We intend that the product will be used for the non-surgical treatment of painful lumbosacral disc disorders or as a complementary therapeutic to a surgical procedure. The BRTX-100 production process utilizes proprietary technology and involves collecting a patient’s bone marrow, isolating and culturing stem cells from the bone marrow and cryopreserving the cells. In an outpatient procedure, BRTX-100 is to be injected by a physician into the patient’s damaged disc. The treatment is intended for patients whose pain has not been alleviated by non-invasive procedures and who potentially face the prospect of surgery. We have commenced a Phase 2 clinical trial using BRTX-100 to treat chronic lower back pain arising from degenerative disc disease. We have also obtained U.S. Food and Drug Administration (“FDA”) Investigational New Drug (“IND”) clearance to evaluate BRTX-100 in the treatment of chronic cervical discogenic pain.

● Metabolic Program (ThermoStem®): We are developing cell-based therapy candidates to target obesity and metabolic disorders using brown adipose (fat) derived stem cells (“BADSC”) to generate brown adipose tissue (“BAT”), as well as exosomes secreted by BADSC. BAT is intended to mimic naturally occurring brown adipose depots that regulate metabolic homeostasis in humans. Initial preclinical research indicates that increased amounts of brown fat in animals may be responsible for additional caloric burning as well as reduced glucose and lipid levels. Researchers have found that people with higher levels of brown fat may have a reduced risk for obesity and diabetes. BADSC secreted exosomes may also impact weight loss.

● BioCosmeceuticals: We operate a commercial BioCosmeceutical platform. Our current commercial product, formulated and manufactured using our cGMP ISO-7 certified clean room, is a cell-based secretome containing exosomes, proteins and growth factors. This proprietary biologic serum has been specifically engineered by us to reduce the appearance of fine lines and wrinkles and bring forth other areas of cosmetic effectiveness. Moving forward, we also intend to explore the potential of expanding our commercial offering to include a broader family of cell-based biologic aesthetic products and therapeutics via IND-enabling studies, with the aim of pioneering FDA approvals in the emerging BioCosmeceuticals space.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including, without limitation, the completion, size and timing of the offering, the Company’s intended use of proceeds from the offering, and those set forth in the Company’s latest Form 10-K, filed with the Securities and Exchange Commission and subsequent filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

CONTACT:

Stephen Kilmer

Investor Relations

Direct: (646) 274-3580

Email: skilmer@biorestorative.com